EXHIBIT 10.1

SCRIPSAMERICA, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

(continued)

4.	Conditions to the Purchaser's Obligations at Closing		14

	4.1.	Representations and Warranties	14
	4.2.	Performance	14
	4.3.	Compliance Certificate	14
	4.4.	Qualifications	14
	4.5.	Opinion of Company Counsel	14
	4.6.	Board of Directors	14
	4.7.	Indemnification Agreement	14
	4.8.	Investors' Rights Agreement	14
	4.9.	Right of First Refusal and Co-Sale Agreement	14
	4.10.	Restated Certificate	14
	4.11.	Secretary's Certificate	14
	4.12.	Proceedings and Documents	15

5.	Conditions of the Company's Obligations at Closing		15

	5.1.	Representations and Warranties	15
	5.2.	Performance	15
	5.3.	Qualifications	15
	5.4.	Investors' Rights Agreement	15
	5.5.	Right of First Refusal and Co-Sale Agreement	15

6.	Miscellaneous		15

	6.1.	Survival of Warranties	15
	6.2.	Successors and Assigns	15
	6.3.	Governing Law	16
	6.4.	Counterparts	16
	6.5.	Titles and Subtitles	16
	6.6.	Notices	16
	6.7.	No Finder's Fees	16
	6.8.	Fees and Expenses	17
	6.9.	Attorneys' Fees	17
	6.10.	Amendments and Waivers	17
	6.11.	Severability	17
	6.12.	Delays or Omissions	17
	6.13.	Entire Agreement	17
	6.14.	Dispute Resolution	17

(continued)

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 1st day of April, 2011 by and between ScripsAmerica, Inc., a Delaware corporation (the “Company”) and the investor listed on Exhibit A attached to this Agreement (the “Purchaser”).

The parties hereby agree as follows:

1.   Purchase and Sale of Preferred Stock.

1.1.   Sale and Issuance of Series A Preferred Stock.

(a)   The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b)   Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing that number of shares of Series A Preferred Stock, $ .001 par value per share (the “Series A Preferred Stock”), set forth opposite the Purchaser’s name on Exhibit A, at a purchase price of $0.3488 per share.  The shares of Series A Preferred Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2.   Closing; Delivery.

(a)   The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., on April 1, 2011, or at such other time and place as the Company and the Purchaser agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b)   At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares being purchased by the Purchaser at the Closing against payment of the purchase price therefor by check payable to the Company or by wire transfer to a bank account designated by the Company.

1.3.   Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)   “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)   “Code” means the Internal Revenue Code of 1986, as amended.

(c)   “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(d)   “Founders” shall mean Steve Urbanski, Jeffrey Andrews and Robert Schneiderman.

(e)   “Indemnification Agreement” means the agreement between the Company and the director designated by the Purchaser pursuant to the Restated Certificate, in the form of Exhibit D attached to this Agreement.

(f)   “Investors’ Rights Agreement” means the agreement between the Company and the Purchaser dated as of the date of the Closing, in the form of Exhibit E attached to this Agreement.

(g)   “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(h)   “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge of Robert Schneiderman.

(i)   “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(j)   “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(k)   “Purchaser” means Development 72, LLC, a Delaware limited liability company.

(l)   “Right of First Refusal and Co-Sale Agreement” means the agreement among the Company, the Purchaser, and the Founders, dated as of the date of the Closing, in the form of Exhibit F attached to this Agreement.

(m)   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(n)   “Shares” means the shares of Series A Preferred Stock issued at the Closing.

(o)   “Transaction Agreements” means this Agreement, the Investors’ Rights Agreement and the Right of First Refusal and Co-Sale Agreement.

2.   Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2.

2.1.   Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2.   Capitalization.

(a)   The authorized capital of the Company consists, immediately prior to the Closing, of:

(i)   One Hundred Fifty Million (150,000,000) shares of common stock, $.001 par value per share (the “Common Stock”), 22,994,480 shares of which are issued and outstanding immediately prior to the Closing.  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.  The Company holds no Common Stock in its treasury.

(ii)   Ten Million (10,000,000) shares of preferred stock, of which 2,990,252 shares have been designated Series A Preferred Stock, $.001 par value per share (the “Preferred Stock”), none of which are issued and outstanding immediately prior to the Closing.  The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law   The Company holds no Preferred Stock in its treasury.

(b)   The Company has not reserved any shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to any equity incentive plan.

(c)   Subsection 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Common Stock issuable upon the conversion of any outstanding convertible notes (including the payment of interest on any such notes in shares of Common Stock); and (iv) warrants or stock purchase rights, if any.  Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Investors’ Rights Agreement, and (C) the securities and rights described in Subsection 2.2(b) of this Agreement and Subsection 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Series A Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Series A Preferred Stock.

2.3.   Subsidiaries.  The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4.   Authorization.  All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing.  All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing.  The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and the Indemnification Agreement may be limited by applicable federal or state securities laws.

2.5.   Valid Issuance of Shares.  The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser.  Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the filings described in Subsection 2.6(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws.  The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser.  Based in part upon the representations of the Purchaser in Section 3 of this Agreement, and subject to Subsection 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6.   Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7.   Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened  (i) against the Company or any officer, director or Key Employee of the Company;  or (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company).  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8.   Intellectual Property.  The Company owns or possesses all Company Intellectual Property without any known conflict with, or infringement of, the rights of others.  To the Company’s knowledge, no product marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  The Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.  To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company.  Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.  Subsection 2.8 of the Disclosure Schedule lists all Company Intellectual Property.

2.9.   Compliance with Other Instruments.  The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect.  The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10.   Agreements; Actions.

(a)   Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, or (iii) the grant of rights to manufacture, produce, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, produce, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)   The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities except pursuant to factoring agreements as set forth in Section 2.10 of the Disclosure Schedule, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (a) and (c) of this Subsection 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)   The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11.   Certain Transactions.

(a)   Other than (i) standard employee benefits generally made available to all employees (ii) the Indemnification Agreement and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchaser or its counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)   The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees.  None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or,  to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or (iii) financial interest in any material contract with the Company.

2.12.   Rights of Registration and Voting Rights.  Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  To the Company’s knowledge, except as contemplated in the Transaction Agreements, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13.   Property.  The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.  The Company does not own any real property.

2.14.   Financial Statements.  The Company has delivered to the Purchaser its unaudited income statement for the fiscal years ended December 31, 2008, 2009 and 2010 (collectively, the “Income Statements”).  The Income Statements fairly present in all material respects the operating results of the Company for the periods indicated therein, subject to normal year-end audit adjustments. Except as set forth in Section 2.14 of the Disclosure Schedule, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in audited financial statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

2.15.   Changes.  Except as set forth in Section 2.15 of the Disclosure Schedule, since December 31, 2010, there has not been:

(a)   any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Income Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)   any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)   any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)   any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)   any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)   any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)   any resignation or termination of employment of any officer or Key Employee of the Company;

(h)   any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)   any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)   any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)   any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)   receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)   to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally,  that could reasonably be expected to result in a Material Adverse Effect; or

(n)   any arrangement or commitment by the Company to do any of the things described in this Subsection 2.15.

2.16.   Employee Matters.

(a)   As of the date hereof, the Company employs no full-time employees or part-time employees and engages five (5) consultants or independent contractors.  Subsection 2.16 of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of $25,000 for the fiscal year ended December 31, 2010.

(b)   To the Company’s knowledge, none of its consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such consultant’s ability to promote the interest of the Company or that would conflict with the Company’s business.  Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the consultants of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such consultant is now obligated.

(c)   The Company is not delinquent in payments to any of its consultants or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining.  The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d)   To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing.  The employment of each employee of the Company is terminable at the will of the Company. Except as required by law, upon termination of the employment or engagement of any such employees and/or consultants, no severance or other payments will become due.  The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)   The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(f)   The Company has no employee benefit plan which it maintains, or which was established or is sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(g)   The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(h)   To the Company’s knowledge, none of the Key Employees or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17.   Tax Returns and Payments.  There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid.  There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed.  There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency.  The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18.   Insurance.  The Company has in full force and effect one or more liability insurance policies with coverage that is reasonable and customary in the Company’s industry for a business of the Company’s size.

2.19.   Employee Agreements.  Each Key Employee, current consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchaser (the “Confidential Information Agreements”).  No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement.  Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for the Purchaser.  The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Subsection 2.19.

2.20.   Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21.   Corporate Documents.  The Restated Certificate and Bylaws of the Company are in the form provided to the Purchaser.  The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.22.   Environmental and Safety Laws.  Except as could not reasonably be expected to have a Material Adverse Effect to the best of its knowledge (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or, to the Company’s knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.  The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

For purposes of this Section 2.22, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.23.   Disclosure.  The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Shares.  No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or  omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.   Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company that:

3.1.   Authorization.  The Purchaser has full power and authority to enter into the Transaction Agreements.  The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2.   Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3.   Disclosure of Information.  The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.4.   Restricted Securities.  The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted (the “Conversion Shares”), for resale except as set forth in the Investors’ Rights Agreement.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5.   No Public Market.  The Purchaser understands that no public market now exists for the Shares (or the Conversion Shares), and that the Company has made no assurances that a public market will ever exist for the Shares (or the Conversion Shares).

3.6.   Legends.  The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares (including, but not limited to, the Conversion Shares), may bear one or all of the following legends:

(a)   “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)   Any legend set forth in, or required by, the other Transaction Agreements.

(c)   Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.7.   Accredited Investor.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8.   Foreign Investors.  If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.  The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9.   No General Solicitation.  Neither the Purchaser, nor any of its officers, directors, employees, agents, members or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10.   Residence.  If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4.   Conditions to the Purchaser’s Obligations at Closing.  The obligations of the Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1.   Representations and Warranties.  The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of the Closing.

4.2.   Performance.  The Company shall have performed and complied with, in all material respect, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3.   Compliance Certificate.  The President of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Subsections 4.1 and 4.2 have been fulfilled.

4.4.   Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

4.5.   Opinion of Company Counsel.  The Purchaser shall have received from Fox Law Offices, P.A., counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit G attached to this Agreement.

4.6.   Board of Directors.  As of the Closing, the authorized size of the Board shall be five directors, and the Board shall be comprised of Robert Schneiderman, Steve Urbanski, Andrius Pranskevicius, Brian Ettinger and Joseph Camardo.

4.7.   Indemnification Agreement.  The Company shall have executed and delivered the Indemnification Agreement.

4.8.   Investors’ Rights Agreement.  The Company and the Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

4.9.   Right of First Refusal and Co-Sale Agreement.  The Company, the Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

4.10.   Restated Certificate.  The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.11.   Secretary’s Certificate.  The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the Bylaws of the Company, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.

4.12.   Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents may include good standing certificates.

5.   Conditions of the Company’s Obligations at Closing.  The obligations of the Company to sell Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1.   Representations and Warranties.  The representations and warranties of the Purchaser contained in Subsection 3 shall be true and correct in all material respects as of the Closing.

5.2.   Performance.  The Purchaser shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing.

5.3.   Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4.   Investors’ Rights Agreement.  The Purchaser shall have executed and delivered the Investors’ Rights Agreement.

5.5.   Right of First Refusal and Co-Sale Agreement.  The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

6.   Miscellaneous.

6.1.   Survival of Warranties.  Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

6.2.   Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3.   Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

6.4.   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5.   Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6.   Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.6.  If notice is given to the Company, a copy shall also be sent to Fox Law Offices, P.A., 561 NE Zebrina Senda, Jensen Beach, Florida 34957, Attention:  Rick Fox, Esq., and if notice is given to the Purchaser, a copy shall also be given to Beth A. Di Santo, Esq., Di Santo LLP, 15 Maiden Lane, Suite 1208, New York, New York 10038.

6.7.   No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction, except for the Company’s obligations for a finder’s fee under its engagement letter agreement with Avalon Securities Ltd. dated February 9, 2011.  The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8.   Fees and Expenses.  At the Closing, the Company shall pay the reasonable fees and expenses of Di Santo LLP, the counsel for the Purchaser, in an amount not to exceed, in the aggregate, $20,000.

6.9.   Attorneys’ Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.10.   Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser.  Any amendment or waiver effected in accordance with this Subsection 6.10 shall be binding upon the Purchaser and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.11.   Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.12.   Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13.   Entire Agreement.  This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.14.   Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.15.   WAIVER OF JURY TRIAL:  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

SCRIPSAMERICA, INC.

By:	/s/ Robert Schneiderman
Name:	Robert Schneiderman
Title:	Chief Executive Officer

Address: 77 McCullough Drive New Castle, DE 19720

PURCHASER:

DEVELOPMENT 72, LLC

By:	/s/ Andrius Pranskevicius
Name:	Andrius Pranskevicius
Title:	Manager

Address: 1201 US Highway One, Suite 430 North Palm Beach, FL 33408

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBITS

Exhibit A -	SCHEDULE OF PURCHASER

Exhibit B -	FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit C -	DISCLOSURE SCHEDULE

Exhibit D -	FORM OF INDEMNIFICATION AGREEMENT

Exhibit E -	FORM OF INVESTORS’ RIGHTS AGREEMENT

Exhibit F -	FORM OF RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

Exhibit G -	FORM OF LEGAL OPINION OF FOX LAW OFFICES, P.A.

EXHIBIT A

SCHEDULE OF PURCHASER

DEVELOPMENT 72, LLC
1201 US Highway One, Suite 430
North Palm Beach, FL 33408

EXHIBIT B

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

EXHIBIT C

DISCLOSURE SCHEDULE

EXHIBIT D

FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT E

FORM OF INVESTORS’ RIGHTS AGREEMENT

EXHIBIT F

FORM OF RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT G

FORM OF LEGAL OPINION OF FOX LAW OFFICES, P.A.